As filed with the Securities and Exchange Commission on March 10, 2022

Registration No. 333-234290

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BELLRING BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-3296749
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2503 S. Hanley Road

St. Louis, Missouri

(Address of registrant’s principal executive offices, including zip code)

BELLRING BRANDS, INC. 2019 LONG-TERM INCENTIVE PLAN

(Full title of the plans)

Craig L. Rosenthal

Senior Vice President, General Counsel and Secretary

BellRing Brands, Inc.

2503 S. Hanley Road

St. Louis, Missouri 63144

(Name and address of agent for service)

(314) 644-7600

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No.  1 (the “Amendment”) to that certain Registration Statement on Form S-8 (Reg. No. 333-234290) (the “Registration Statement”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by BellRing Brands, Inc. (formerly known as BellRing Distribution, LLC), a Delaware corporation (“New BellRing” or the “Registrant”), as the successor registrant to BellRing Intermediate Holdings, Inc. (formerly known as BellRing Brands, Inc.), a Delaware corporation (“Old BellRing” or the “Predecessor Registrant”), to reflect the transactions (the “transactions”) contemplated by that certain transaction agreement and plan of merger, dated as of October 26, 2021 (as amended, restated, supplemented or otherwise modified from time to time, including by that certain amendment no. 1 to the transaction agreement and plan of merger, dated as of February 28, 2022, the “transaction agreement”), by and among Old BellRing, Post Holdings, Inc. (“Post”), New BellRing and BellRing Merger Sub Corporation (“Merger Sub”). The Registration Statement originally covered shares of Old BellRing Class A common stock, par value $0.01 per share (“Old BellRing Class A Common Stock”), issuable under the BellRing Brands, Inc. 2019 Long-Term Incentive Plan (the “Plan”).

On March 9, 2022, pursuant to the transaction agreement, on the terms and subject to the conditions set forth therein, Post contributed certain cash and equity interests of Old BellRing and its subsidiaries to New BellRing in exchange for equity securities of New BellRing and the right to receive certain debt securities of New BellRing (such contribution, the “separation”). On March 10, 2022, pursuant to the transaction agreement, on the terms and subject to the conditions set forth therein, (i) New BellRing converted into a Delaware corporation; (ii) following the separation and such conversion, Post distributed an aggregate of 78,076,841 shares of New BellRing common stock to Post shareholders in a pro-rata distribution (the “distribution”); and (iii) following the distribution, Merger Sub merged with and into Old BellRing (the “merger”), with Old BellRing as the surviving corporation and a wholly-owned subsidiary of New BellRing.

In accordance with the transaction agreement, each outstanding share of Old BellRing Class A Common Stock was converted into the right to receive one share of New BellRing common stock, par value $0.01 per share (“New BellRing Common Stock), and $2.97 in cash. As a result of the merger, each stockholder of Old BellRing became a holder of New BellRing Common Stock evidencing the same proportional interests in New BellRing and having the same designations, rights, powers and preferences and qualifications, limitations and restrictions as those securities that such stockholder held in Old BellRing. In addition, on the terms and subject to the conditions set forth in the transaction agreement, at the effective time of the merger, all outstanding unexercised and unexpired options to purchase shares of Old BellRing Class A Common Stock, outstanding restricted stock units with respect to Old BellRing Class A Common Stock and other equity awards with respect to Old BellRing Class A Common Stock outstanding under the Plan, whether or not exercisable or vested, were assumed by New BellRing and converted into rights to acquire shares of New BellRing Common Stock.

Upon the filing of the Current Report on Form 8-K12B by New BellRing on March 10, 2022, New BellRing became the successor registrant to Old BellRing under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with Rule 414 under the Securities Act, New BellRing hereby expressly adopts the Registration Statement as its own registration statement except as amended by this Amendment, for all purposes of the Securities Act and the Exchange Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”), are incorporated by reference in this registration statement:

•	Predecessor Registrant’s Annual Report on Form 10-K for the year ended September 30, 2021, filed on November 19, 2021;

•	Predecessor Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2021, filed on February 4, 2022;

•

Predecessor Registrant’s Current Reports on Form 8-K filed on October  27, 2021 (only such portions that are filed and not furnished), December  17, 2021, February  4, 2022, February  14, 2022, February  22, 2022, February 24, 2022, February  28, 2022 (solely the first and third Current Reports on Form 8-K filed on such date), March 1, 2022, March  8, 2022 and March 10, 2022;

•	Registrant’s Current Report on Form 8-K filed on March 10, 2022; and

•

The description of Registrant’s common stock contained in any registration statement or report filed by Predecessor Registrant under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Amendment to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Amendment.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Craig L. Rosenthal, Esq., whose legal opinion with respect to the securities registered hereunder is filed as Exhibit 5.1 hereto, is an officer of Registrant and participates in the Plan and other benefit plans.

Item 6. Indemnification of Directors and Officers.

The following is a general summary of certain aspects of the Delaware General Corporation Law (the “DGCL”) and the Certificate of Incorporation of Registrant. Such summary includes descriptions related to arrangements under which controlling persons, directors and officers of Registrant are indemnified against liability, which they may incur in their capacities as such, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the DGCL and Registrant’s certificate of incorporation.

DGCL. Registrant is subject to the provisions of the DGCL. Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation. Registrant’s certificate of incorporation provides for the indemnification of each person (other than a party plaintiff suing on his or her behalf or in the right of Registrant) who at any time is serving or has served as a director or officer of Registrant against any claim, liability or expense incurred as a result of such service, any other service on behalf of Registrant or any service at the request of Registrant as a director, officer, manager, employee, member or agent of another corporation, partnership, joint venture, trust or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), to the maximum extent permitted by law. Without limiting the generality of the foregoing, Registrant shall indemnify any such person who was or is a party (other than a party plaintiff suing on his or her behalf or in the right of Registrant), or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of Registrant) by reason of such service, against expenses (including, without limitation, attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.

Indemnification Agreements. Registrant has entered into indemnification agreements with each of its directors and executive officers, which generally provide indemnity to the fullest extent permitted by applicable law against liabilities and expenses incurred in connection with the defense or disposition of certain actions, suits or proceedings in which such person may be involved or with which such person was, is or is threatened to be made, a party by reason of the service of such person as a director or an officer of Registrant or certain of its subsidiaries, as applicable, or in certain other representative or fiduciary capacities on behalf thereof and which establish processes and procedures for indemnification claims.

Other Insurance. Registrant maintains directors’ and officers’ liability insurance, which covers directors and officers against certain claims or liabilities arising out of the performance of their duties.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

3.1	Amended and Restated Certificate of Incorporation of BellRing Brands, Inc. (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K of BellRing Brands, Inc. filed with the SEC on March 10, 2022).

3.2	Amended and Restated Bylaws of BellRing Brands, Inc. (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K of BellRing Brands, Inc. filed with the SEC on March 10, 2022).

5.1*	Opinion of Craig L. Rosenthal, Esq., Senior Vice President and General Counsel, Secretary of BellRing Brands, Inc.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2*	Consent of Craig L. Rosenthal, Esq., Senior Vice President and General Counsel, Secretary of BellRing Brands, Inc. (included in Exhibit 5.1).

24.1	Power of Attorney

24.2*	Power of Attorney of Chonda J. Nwamu.

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on the 10th day of March 2022.

BELLRING BRANDS, INC.

By:	/s/ Craig L. Rosenthal
Craig L. Rosenthal
Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to this registration statement has been signed by the following persons in the capacities indicated on the 10th day of March 2022.

Signature	Title

*	Executive Chairman (Co-Principal Executive Officer and Director)
Robert V. Vitale

*	President, Chief Executive Officer and Director (Co-Principal Executive Officer)
Darcy Horn Davenport

*	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)
Paul A. Rode

*	Director
Thomas P. Erickson

*	Director
Jennifer Kuperman Johnson

*	Director
Elliot H. Stein, Jr.

*	Director
Chonda J. Nwamu

*By:	/s/ Craig L. Rosenthal
Craig L. Rosenthal